As filed with the Securities and Exchange Commission on August 4, 2022

Registration No. 333-222814

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 5 to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.

(Exact name of registrant as specified in its charter)

British Columbia	3711	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8057 North Fraser Way
Burnaby, British Columbia, Canada, V5J 5M8
Telephone: (604) 428-7656

(Address of principal executive offices, including zip code, and telephone number, including area code)

EMV Automotive USA Inc.
11647 Ventura Boulevard
Studio City, California, U.S.A., 91604
Telephone: (818) 856-8170

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Thomas J. Deutsch, Esq., and Michael Shannon, Esq.
McMillan LLP
Royal Centre, 1055 West Georgia Street, Suite 1500

Vancouver, British Columbia, Canada, V6E 4N7
Telephone: (604) 689-9111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to Form F-1 (the “Post-Effective Amendment No. 5”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement on Form F-1 (Registration No. 333-222814) (as amended, the “Initial Registration Statement”) to incorporate by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 22, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 23, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 30, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 5, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 8, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 11, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 12, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 13, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on June 21, 2022; and

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 2, 2022.

The SEC declared the Initial Registration Statement effective on July 31, 2018. The SEC declared the Post-Effective Amendment No. 1 to Form F-1 effective on August 3, 2018. The SEC declared the Post-Effective Amendment No. 2 to Form F-1 effective on December 2, 2019. The SEC declared the Post-Effective Amendment No. 3 to Form F-1 effective on April 22, 2020. The SEC declared the Post-Effective Amendment No. 4 to Form F-1 effective on May 5, 2021. No additional securities are being registered under this Post-Effective Amendment No. 5. All applicable registration fees have been paid.

2,353,000 units (consisting of 2,535,000 common shares and 4,706,000 warrants to purchase 4,706,000 common shares) were issued pursuant to the Initial Registration Statement on August 13, 2018, and 705,900 warrants to purchase 705,900 common shares were issued pursuant to the Initial Registration Statement on August 23, 2018. Subsequent to their issuance, 910,632 of the 5,411,900 warrants to purchase 5,411,900 common shares issued pursuant to the Initial Registration Statement were exercised, so that 4,501,268 of such warrants remain outstanding as of the date hereof. This Post-Effective Amendment No. 5 concerns only the issuance of common shares upon the exercise of the outstanding warrants issued pursuant to the Initial Registration Statement.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED August 4, 2022

ELECTRAMECCANICA VEHICLES CORP.

Issuance of up to 4,501,268 Common Shares upon Exercise of Warrants

We previously sold 2,353,000 units (the “Units”), with each Unit consisting of one common share (each, a “Common Share”) and two warrants (each, a “Warrant”). Each Warrant entitles the holder to purchase one common share at an exercise price of US$4.25 per share. The Warrants will expire on August 13, 2023.

On August 13, 2018, we completed our Units offering for gross proceeds of approximately US$10 million. On August 23, 2018, the underwriters in the Units offering exercised an over-allotment option to purchase 705,900 Warrants at US$0.01 per Warrant for a total amount of US$7,059. The Warrants are identical to those included in the Units issued on August 13, 2018. The aggregate net proceeds were approximately US$9.1 million after underwriting discounts and commissions and other offering expenses.

Of the 5,411,900 Warrants issued on August 13, 2018 and August 23, 2018, 910,632 Warrants have subsequently been exercised for gross proceeds of US$3,870,186.

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We will bear all costs associated with this prospectus and the registration statement of which it forms a part. The Common Shares and the Warrants are traded on the Nasdaq Capital Market, under the ticker symbols “SOLO” and “SOLOW”, respectively.

The last reported sale price of our common shares on August 3, 2022 was US$1.58 per share.

Investing in our common shares involves substantial risks. See “Risk Factors” beginning on page 10 of this prospectus to read about important factors you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________ __, 2022.

ABOUT THIS PROSPECTUS

We refer to Electrameccanica Vehicles Corp. and its consolidated subsidiaries as “we”, “us”, “our”, “Company”, “our company”, “Electrameccanica” and “our business”. This prospectus is part of a registration statement (as amended, No. 333-222814) that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission”, utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus, including all documents incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus, as well as documents incorporated herein by reference, is accurate only as of the date of this prospectus, the or the document containing that information, as the case may be.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe the market information included in this prospectus is generally reliable, the future performance of the industry in which we operate and, as a result, our future prospects, are subject to a high degree of risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the following documents which we incorporate by reference:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 22, 2022 (the “2021 Annual Report”); and

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 12, 2022, with respect to a quarterly report for the three months ended March 31, 2022 (the “March 31 Quarterly Report”);

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common shares.

Our Company

We are a development-stage electric vehicle, or EV, designer and manufacturer company located in Vancouver, British Columbia, Canada. Our initial product line targets urban commuters, commercial fleets/deliveries and shared mobility seeking to commute in an efficient, cost-effective and environmentally friendly manner.

Our first flagship EV is the SOLO, a single seat vehicle, of which we have built 64 prototype vehicles in-house as of March 31, 2022 and 60 pre-production vehicles with our manufacturing partner, Chongqing Zongshen Automobile Industry Co., Ltd. (“Zongshen”). We have used some of these pre-mass production vehicles as prototypes and for certification purposes, have delivered some to customers and have used others as test drive models in our showroom. We believe our schedule to mass produce EVs, combined with our subsidiary, InterMeccanica’s, 62-year history of automotive design, manufacturing and deliveries of motor vehicles to customers, significantly differentiates us from other early and development stage EV companies.

We launched commercial production of our SOLO on August 26, 2020. For the quarter ended March 31, 2022, we have produced 170 SOLOs for a total of 461 SOLOs since we launched production. We currently have retail stores located in the States of California, Arizona and Oregon. Deliveries will be made to key markets along the U.S. west coast as the Company continues to expand. The Company commenced deliveries on October 4, 2021, to initial customers and commercial fleets.

On September 16, 2020, we announced plans to produce an alternative “cargo and fleet” version of our flagship SOLO EV and debuted the SOLO alternative version at the ACT Expo in Long Beach on August 31, 2021. The Company recently announced its plan to start delivering the SOLO Cargo EV early in the third quarter of 2022. The starting suggested retail price of the SOLO Cargo is U.S.$24,500 (MSRP) with 11.8 cubic feet of storage.

To support our production, in October of 2017 we entered into a “Manufacturing Agreement” with Zongshen, acting through its wholly-owned subsidiary. Zongshen is an affiliate of Zongshen Power Machinery Co., Ltd., a large-scale scientific and technical enterprise which designs, develops, manufactures and sells a diverse range of motorcycles and motorcycle engines in China. We amended the Manufacturing Agreement in June of 2021 to update certain manufacturing and delivery provisions of the same. Zongshen has previously purchased common shares and exercised 1,400,000 warrants at CAD$4.00 per common share from us in 2021, and beneficially owns approximately 2.4% of our common shares.

On March 16, 2021, we announced that we had selected Mesa, Arizona, as the site for the establishment of our U.S.-based assembly facility and engineering technical center. On May 12, 2021, we celebrated the official groundbreaking of the assembly facility and engineering technical center. The intended 235,000 square foot facility is to be located on 18 acres of land adjacent to the Phoenix-Mesa Gateway airport. The building is expected to include an assembly and manufacturing plant, a research center, 22,000 square feet of office space and 19,000 square feet of lab space. In this respect we plan to use an asset-light model in the facility’s development, whereby the building will be leased from the land owner and developer. The building is being designed by the architectural firm, Ware Malcomb, and is being engineered by Hunter Engineering with Willmeng Construction acting as the facility’s general contractor. We received our occupancy certificate on May 12, 2022 from the City of Mesa and will be doing a phased move in during the month of July, 2022. When operational, it is expected that the facility will have a production capacity of up to 20,000 vehicles per year and employ upwards of 200 to 500 people.

We have other EV candidates, like the “eRoadster” and the “Tofino”, an all-electric, two-seater roadster, in the early design development stage.

We have devoted substantial resources to create an affordable EV which brings significant performance and value to our customers. To this end, the SOLO carries a manufacturer’s suggested retail price of $18,500, prior to any surcharge to cover tariffs (discussed below), and is powered by a high-performance electric rear drive motor which enables the SOLO to achieve:

•	a top speed of 80 mph and an attainable cruise speed of 68 mph resulting from its lightweight aerospace composite chassis;

•	acceleration from 0 mph to 60 mph in approximately ten seconds; and

•	a range of up to 100 miles generated from a lithium-ion battery system that requires up to four hours of charging time on a 220-volt charging station (up to eight hours from a 110-volt outlet) that utilizes approximately 17.3 kW/h.

In addition, the SOLO contains a number of standard features found in higher price point vehicles, including:

•	LCD Digital Instrument Cluster;

•	Power Windows, Power Steering and Power Brakes;

•	AM/FM Stereo with Bluetooth/ /USB;

•	Rear view backup camera;

•	Air conditioning;

•	Heated seat;

•	Heater and defogger; and

•	Keyless remote entry.

Unique to Canada, the SOLO is under the three-wheeled vehicle category and is subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations. See “Government Regulation” herein.

For sale into the United States, we and our vehicles must meet the applicable provisions of the U.S. Code of Federal Regulations (“CFR”) Title 49 —Transportation. Since the U.S. regulations do not have a specific class for three-wheeled “autocycles”, the SOLO falls under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571. However, currently a motorcycle license is not required to drive them in all but the States of Indiana, Massachusetts, Minnesota, Nebraska, Nevada, New Mexico and North Carolina. Motorcycle helmets must be worn while operating in the States of Alaska (when operating without a motorcycle license or endorsement), Nebraska and North Carolina. Helmets are also required if the driver is under 18 years old in the States of Alaska, Colorado, Indiana, Minnesota, Montana, New Hampshire and New Mexico. See “Government Regulation” herein.

Industry Overview

Investment in clean technology has been trending upwards for several years as nations, governments and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. EVs are a growing segment of this clean technology movement. An EV is any vehicle that does not solely operate on gas or diesel. Within this alternative vehicle group there are sub-categories of alternative vehicles that utilize different innovative technologies, including battery electric vehicles (“BEV”) and plug-in hybrid electric vehicles (“PHEV”). Our products are BEVs.

Competitive Factors

The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. Other manufacturers have entered the electric vehicle market and we expect additional competitors to enter this market within the next several years. As they do, we expect that we will experience significant competition. With respect to the SOLO, we face strong competition from established automobile manufacturers, including manufacturers of EVs such as the Tesla Model 3, the Chevrolet Bolt and the Nissan Leaf.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do, and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do.

Furthermore, certain large manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount; provided that the vehicles are financed through their affiliated financing company. We do not currently offer any form of direct financing on our vehicles. The lack of our direct financing options and the absence of customary vehicle discounts could put us at a competitive disadvantage.

We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in the EV market and our market share. We might not be able to compete successfully in our market. Increased competition could result in price reductions and revenue shortfalls, and loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

We believe that our extensive managerial and automotive experience, production capability and unique product offering give us the ability to successfully operate in the EV market in a way that many of our competitors cannot. In particular, we believe that our competitive advantages include:

•	Extensive in-house development capabilities: Our acquisition of InterMeccanica in 2017 enables us to leverage InterMeccanica’s extensive 62 years of experience in vehicle design, manufacture, sales and customer support. InterMeccanica was founded in Turin, Italy, in 1959, as a speed parts provider and soon began producing in-house designed, complete vehicles like the Apollo GT, Italia, Murena, Indira and the Porsche 356 replica. We have integrated InterMeccanica’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings. At the end of December 2021, the Company stopped taking any further orders for its internal combustion engine roadsters.;

•	In-house production capabilities: We have the ability to manufacture our own products on a non-commercial scale. As of March 31, 2022, we have produced 64 prototype SOLOs at our facilities in Vancouver (now Burnaby), British Columbia, and 60 pre-production SOLOs with our manufacturing partner, Zongshen;

•	Commercial production of the SOLO commenced August 26, 2020: As at March 31, 2022, in accordance with our Manufacturing Agreement, Zongshen has produced a total of 60 pre-production vehicles and a total of 461 production vehicles;

•	Unique product offering: The SOLO’s manufacturer suggested retail price of $18,500, prior to any surcharge for tariffs, is far below the retail price of EVs offered by those who we consider to be our principal competitors and, as a consequence, we believe that the SOLO compares favorably against them; and

•	Management expertise: We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. They include: Kevin Pavlov, our Chief Executive Officer; Bal Bhullar, our Chief Financial Officer; Joseph Mitchell, our Chief Operating Officer; Kim Brink, our Chief Revenue Officer and Isaac Moss, our Chief Administrative Officer and Corporate Secretary. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. We have supplemented additional expertise by adding consultants and directors with corporate, accounting, legal and other strengths.

Government Regulation

As a vehicle manufacturer we are required to ensure that all vehicle production meets applicable safety and environmental standards. Issuance of the National Safety Mark (the “NSM”) by the Minister of Transport for Canada will be our authorization to manufacture vehicles in Canada for the Canadian market. Receipt of the NSM is contingent on us demonstrating that our vehicles are designed and manufactured to meet or exceed the applicable sections of the Canadian Motor Vehicle Safety Act (C.R.C. Chapter 1038) and that appropriate records are maintained. Unique to Canada, the SOLO is under the three-wheeled vehicle category and is subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations (“CMVSR”), which can be found at (http://laws-lois.justice.gc.ca/eng/regulations/C.R.C.,c.1038/section-sched3.html).

For sale into the United States, we and our vehicles must meet the applicable provisions of the U.S. CFR Title 49 —Transportation. Since the U.S. regulations do not have a specific class for three-wheeled “autocycles”, the SOLO falls under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571. However, currently a motorcycle license is not required to drive them in all but the States of Indiana, Massachusetts, Minnesota, Nebraska, Nevada, New Mexico and North Carolina. Motorcycle helmets must be worn while operating in the States of Alaska (when operating without a motorcycle license or endorsement), Nebraska and North Carolina. Helmets are also required if the driver is under 18 years old in the States of Alaska, Colorado, Indiana, Minnesota, Montana, New Hampshire and New Mexico.

We certified the SOLO for compliance with the applicable U.S. requirements in the first quarter of 2018. Results from third party vehicle testing at a facility in Quebec, Canada, were used for this certification. We continue to use third party facilities for certification testing to ensure that any changes to the SOLO’s design continue to meet safety requirements. Compliance certification of the SOLO for Canada began in 2018.

Within the three-wheel vehicle classification in Canada, CMVSR Standard 305 sets out the regulation for prevention of injury to the occupant during and after a crash as related to the vehicle’s batteries. Under this standard, the security and integrity of electric drive system components and their isolation from the occupant are evaluated in the course of a frontal barrier crash test in accordance with Technical Standard Document No. 305. The equivalent U.S standard, FMVSS No. 305, is not applicable to the motorcycle category under the U.S. regulations.

Strategy

Our near-term goal is to expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:

•	Increasing orders for our EVs: We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable $250 deposit, a Tofino by paying a refundable $1,000 deposit and an e-Roadster by paying a refundable $1,000 deposit. Once reserved, the potential customer is allocated a reservation number and, although we cannot guarantee that such pre-orders will become binding and result in sales, we intend to fulfill the reservations as the respective vehicles are produced. We maintain certain refundable deposits from various individuals for SOLOs, Tofinos and e-Roadsters;

•	Having sales and services supported by local corporate stores: We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

•	Expanding our product offering: In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the SOLO Cargo EV, Tofino and e-Roadster. It is expected that the MSRP will be $24,500 for the SOLO Cargo EV, $50,000 to $60,000 for the Tofino and starting at $150,000 for the e-Roadster.

We have achieved our pre-order book through an online “direct sales to customers and corporate sales” platform, as well as a showroom at our headquarters in Vancouver, British Columbia, Canada. Additionally, we have service and distribution centers in Studio City Huntington Beach, California. We plan on expanding the corporate experiential experience centers model and will be opening these centers in key urban areas. We currently have retail stores located in the States of California, Arizona and Oregon. Deliveries will be made to key markets along the U.S. west coast as the Company continues to expand. The Company commenced deliveries to initial customers in October, 2021.

We will continue to identify other retail targets in additional regions. The establishment of stores will depend on regional demand, available candidates and local regulations. Our vehicles will initially be available directly from us. We plan to only establish and operate corporate stores in those states in the United States that do not restrict or prohibit certain retail sales models by vehicle manufacturers.

Marketing and Sales Plan

We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Our marketing and promotional efforts emphasize the SOLO’s image as an efficient, clean and attainable EV for the masses to commute on a daily basis, for commercial fleets/deliveries and for shared mobility.

A key point to the marketing plan is to target metropolitan areas with high population density, expensive real estate, high commuter traffic load and pollution levels which are becoming an enormous concern. Accordingly, our management has identified California, Washington, Oregon, Arizona, Colorado and Southern Florida as areas with cities that fit the aforementioned criteria, and we have plans to seek out suitable locations for additional stores there.

Our current marketing strategy that will generate interest and media buzz based on the SOLO’s selling points. Key aspects of our marketing plan include:

•	Digital marketing: Organic engagement and paid digital marketing media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO;

•	Earned media: We have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch;

•	Investor Relations/Press Releases: Our investor relations team will provide media releases/kits for updates and news on our progress;

•	Industry shows and events: Promotional merchandise giveaways are expected to enhance and further solidify our branding in consumer minds. In October 2020 we hosted the “First Look & Drive” media event in Santa Monica, California, and during March 2021 we showcased the SOLO at Barrett Jackson in Scottsdale, Arizona. In August/September 2021 we showcased the SOLO and SOLO Cargo version at the ACT Expo in Long Beach, California. Computer stations and payment processing software will be readily on hand at such events to accept SOLO reservations. In November fo 2021 we showcased SOLO O2 and SOLO Crassodon at SEMA in Las Vegas, Nevada. Also in November we showcased the entire SOLO line up at the LA Autoshow along with test drives. In January 2022, we participated at CES. In June 2022, we participated at Goodwood; and

•	First-hand experience: Test-drives and/or public viewings are available at our existing stores in Burnaby, Arizona, California, Oregon and soon in Colorado and Washington.

We have a partnership with BMO Harris Bank for the SOLO loan finance program for consumers and small businesses. The program provides a finance solution to support SOLO sales and enhance customer journey experience.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts we plan to focus on the features that differentiate our SOLO from the existing EVs in the market.

Potential Impact of the COVID-19 Pandemic

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries, and, on March 11, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19.

Our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, and with our partner Zongshen we have begun producing the SOLO for targeted deliveries to customers during the last quarter of 2021. However, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations, and on the global economy as a whole. Government-imposed restrictions on travel and other “social-distancing” measures, such as restrictions on assemblies of groups of persons, have potential to disrupt supply chains for parts and sales channels for our products, and may result in labor shortages.

During March 2022, some of our suppliers have suspended production due to recent COVID-19 outbreaks and lockdowns in Shanghai, China, which will delay our current SOLO production plans for the 3rd quarter of this year. Zongshen anticipates to catch up production in the following months to meet our annual production plan.

It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. We will continue to monitor the COVID-19 situation closely and intend to follow health and safety guidelines as they evolve.

Potential Impact of Tariffs

The existing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the previous U.S. administration imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the west coast of North America. If a trade war were to escalate, or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). As indicated above, we envision that the base purchase price for our SOLO will be approximately $18,500 (MSRP). As the landscape for tariffs involving imports to the United States from the PRC has been changing over the past year, and may change again, we have not determined how to adjust the base purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the PRC signed an Economic and Trade Agreement commonly referred to as the “Phase 1 Trade Agreement”, which came into force on February 14, 2020. Notwithstanding the coming into force of the Phase 1 Trade Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Corporate Structure and Principal Executive Offices

We were incorporated on February 16, 2015, under the laws of the Province of British Columbia, Canada, and have a December 31st fiscal year end. Our principal activity is the development and manufacturing of electric vehicles (“EV”s).

Our principal executive offices are located at 8057 North Fraser Way, Burnaby, British Columbia, Canada, V5J 5M8. Our telephone number is (888) 457-7656. Our website address is www.electrameccanica.com. Our registered and records office is located at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4N7.

We have five subsidiaries: Intermeccanica International Inc. (“InterMeccanica”), a British Columbia, Canada, corporation; EMV Automotive USA Inc., a Nevada corporation; SOLO EV LLC, a Michigan limited liability company; ElectraMeccanica USA LLC, an Arizona limited liability company; and EMV Automotive Technology (Chongqing) Ltd., a People’s Republic of China corporation.

Loss of Foreign Private Issuer Status

We have determined that we have ceased to qualify as a “foreign private issuer”, as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”) and Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended (or the “Exchange Act”) as of June 30, 2022, being the last business day of our most recently completed second fiscal quarter. We no longer qualify as a foreign private issuer because as of June 30, 2022 more than 50 percent of our common shares were directly or indirectly owned of record by residents of the United States, and five of our nine directors were either citizens or residents of the United States. Once an issuer fails to qualify for foreign private issuer status it will remain unqualified unless it meets the requirements for foreign private issuer status as of the last business day of its second fiscal quarter. Accordingly, our Company will not be able to use the forms and rules designated for foreign private issuers after December 31, 2022, being the final day of our current fiscal year. If our Company subsequently qualifies as a foreign private issuer on the last business day of a subsequent second fiscal quarter, we will immediately be able to use the forms and rules designated for foreign private issuers.

Starting on January 1, 2023, we will be subject to certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be subject to the reporting provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities, including the “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Moreover, we will be required to file periodic reports and financial statements prepared in accordance with United States generally accepted accounting principles with the SEC on Form 10-K and Form 10-Q, as applicable, as well as filing current reports on Form 8-K. In addition, we will be subject to Regulation FD, which restricts the selective disclosure of material information which will be in addition to our existing obligation to make timely disclosure of material information under the Nasdaq Marketplace Rules.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until December 31, 2022 (being the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common shares under our registration statement on Form F-1 (SEC File No. 333-214067), as filed with the SEC under the Securities Act on October 12, 2016 and subsequently amended), or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

The Offering

Securities Offered	Up to 4,501,268 Common Shares issuable upon exercise of outstanding Warrants issued on August 13, 2018 and August 23, 2018.

Exercise Price: and Term of Warrants	The Warrants have an exercise price of US$4.25 per Common Share. The Warrants are exercisable at any time prior to August 13, 2023.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We plan to use those proceeds, if any, to further develop our products, for working capital and for general corporate purposes.

Risk Factors	The exercise of the Warrants and the acquisition of our Common Shares involve substantial risks. See “Risk Factors” beginning on page 10 of this prospectus.

Nasdaq Symbol for Common Shares	SOLO.

Nasdaq Symbol for Warrants	SOLOW.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Such forward-looking statements may include, but are not limited to, statements and/or information related to: strategy, future operations, the size and value of the order book and the number of orders, the number and timing of building pre-production vehicles, the projection of timing and delivery of SOLOs, eRoadster or Tofinos in the future, projected costs, expected production capacity, expectations regarding demand and acceptance of our products, estimated costs of machinery to equip a new production facility, and trends in the market in which we operate and the plans and objectives of management.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: our ability to maintain production deliveries within certain timelines; our expected production capacity; prices for machinery to equip a new production facility, labor costs and material costs, remaining consistent with our current expectations; production of , eRoadster and Tofinos meeting expectations and being consistent with estimates; equipment operating as anticipated; there being no material variations in the current regulatory environment; and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

•	general economic and business conditions, including changes in interest rates;

•	prices of other electric vehicles, costs associated with manufacturing electric vehicles and other economic conditions;

•	natural phenomena including the current COVID-19 pandemic;

•	actions by government authorities, including changes in government regulation;

•	uncertainties associated with legal proceedings;

•	changes in the electric vehicle market;

•	future decisions by management in response to changing conditions;

•	our ability to execute prospective business plans;

•	misjudgments in the course of preparing forward-looking statements;

•	our ability to raise sufficient funds to carry out our proposed business plan;

•	consumers’ willingness to adopt three-wheeled single seat electric vehicles;

•	declines in the range of our electric vehicles on a single charge over time may negatively influence potential customers’ decisions to purchase such vehicles;

•	developments in alternative technologies or improvements in the internal combustion engine;

•	inability to keep up with advances in electric vehicle technology;

•	inability to design, develop, market and sell new electric vehicles and services that address additional market opportunities;

•	dependency on certain key personnel and any inability to retain and attract qualified personnel;

•	inexperience in mass-producing electric vehicles;

•	inability to reduce and adequately control operating costs;

•	failure of our vehicles to perform as expected;

•	inexperience in servicing electric vehicles;

•	inability to succeed in establishing, maintaining and strengthening the Electrameccanica brand;

•	disruption of supply or shortage of raw materials;

•	the unavailability, reduction or elimination of government and economic incentives;

•	failure to manage future growth effectively; and

•	labor and employment risks.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There is no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our Company or persons acting on our Company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated therein by reference, including our historical and pro forma financial statements and related notes, before you decide to purchase the common shares. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Cautionary Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to our Business and Industry

We will require a significant amount of capital to carry out our proposed business plan to develop, manufacture, sell and service electric vehicles; As at March 31, 2022, although the Company has commenced commercial production of the SOLO single seat EV, it is not able to finance day-to-day activities through operations; and there is no assurance that any amount raised will be sufficient to continue to fund operations of our Company.

We incurred a net loss and comprehensive loss of $17,831,537 and $17,837,387, respectively, during the three months ended March 31, 2022, and a net loss and comprehensive loss of $41,326,835 and $41,326,248 respectively, during the year ended December 31, 2021. Although we had cash and cash equivalents and a working capital surplus of $194,667,632 and $215,014,132, respectively, as at March 31, 2022, and of $221,928,008 and $232,454,617, respectively, at December 31, 2021, we believe that we will need significant additional equity financing to continue operations, among other things:

•	we have begun the commercial production of our flagship vehicle, the SOLO, and we expect to incur significant ramp-up in costs and expenses through the launch of the vehicle;
•	we have begun deliveries to customers of our flagship vehicle, the SOLO, in October, 2021;

•	we anticipate that the gross profit generated from the sale of the SOLOs will not be sufficient to cover our operating expenses, and our achieving profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products; and

•	we do not anticipate that we will be eligible to obtain bank loans, or other forms of debt financing, on terms that would be acceptable to us.

We anticipate generating a significant loss for the next fiscal year.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. Even though we have recently launched the SOLO into commercial production and deliveries, and even if we launch the Tofino, e-Roadster or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2022, and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We have a limited operating history and have generated minimal revenues.

Our limited operating history makes evaluating our business and future prospects difficult. We were formed in February 2015, and we have begun production and deliveries of our first electric vehicle. We intend to derive revenues from the sales of our SOLO vehicle, our Tofino vehicle, our e-Roadster and other intended EVs. The Tofino is still in the early design development stage, and the first commercially-produced SOLOs were delivered to certain of our initial customers commencing in October, 2021 and have continued to deliver to customers and fleets since the October date. Our vehicles require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.

We have a history of operating losses and we expect our operating losses to accelerate and materially increase for the foreseeable future.

We generated a net loss of $17,831,537 for the three months ended March 31, 2022, bringing our accumulated deficit to $169,485,531. Our loss before income taxes for the three months ended March 31, 2022 increased to $17,831,537, as compared to $180,664 for the corresponding period in 2021. We anticipate generating a significant loss for the current fiscal year.

We have minimal revenue and expect significant increases in costs and expenses to forestall profits for the foreseeable future. We have begun the commercial production and delivery of our flagship vehicle, the SOLO, and we expect to incur significant additional costs and expenses through the launch of the vehicle. Even with the launch of the SOLO into commercial production, and even if we are able to launch the Tofino or other intended EVs, they might not become commercially successful. If we are to ever achieve profitability, we must have a successful commercial introduction and acceptance of our vehicles, which may not occur. We expect that our operating losses will increase substantially in 2022 and thereafter, and we also expect to continue to incur operating losses and to experience negative cash flows for the next several years.

We expect the rate at which we will incur losses to increase significantly in future periods from current levels as we:

•	design, develop and manufacture our vehicles and their components;

•	develop and equip our manufacturing facility;

•	build up inventories of parts and components for the SOLO, the Tofino, the e-Roadster and other intended EVs;

•	open ElectraMeccanica experiential centers;

•	expand our design, development, maintenance and repair capabilities;

•	develop and increase our sales and marketing activities; and

•	develop and increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in profits or even revenues, which would further increase our losses.

Our ability to achieve profitability will depend, in part, on our ability to materially reduce the bill of materials and per unit manufacturing cost of our products.

We anticipate that the gross profit generated from the sale of the SOLO will not be sufficient to cover our operating expenses for the foreseeable future. To achieve our operating and strategic goals while remaining competitive, we will, among other things, need to reduce the bill of materials and the per-unit manufacturing cost of the SOLO. We expect the primary factors to contribute to a reduced bill of materials and per unit manufacturing cost to include:

•	continued product development to make the SOLO easier and cheaper to mass produce commercially;

•	our ability to utilize less expensive suppliers and components that meet the requirements for the SOLO;

•	increasing the volume of components that we purchase in order to take advantage of volume-based pricing discounts;

•	improving assembly efficiency;

•	enhancing the automation of our strategic manufacturing partner’s facility to increase volume and reduce labor costs; and

•	increasing our volume to leverage manufacturing overhead costs.

Continued product development is subject to feasibility and engineering risks. Any increase in manufacturing volumes is dependent upon a corresponding increase in sales. The occurrence of one or more factors that negatively impact the manufacturing or sales of the SOLO, or reduce our manufacturing efficiency, may prevent us from achieving our desired reduction in manufacturing costs, which would negatively affect our operating results and may prevent us from attaining profitability.

We currently have negative operating cash flows, and if we are unable to generate positive operating cash flows in the future our viability as an operating business will be adversely affected.

We have made significant up-front investments in research and development, sales and marketing and general and administrative expenses to rapidly develop and expand our business. We are currently incurring expenditures related to our operations that have generated a negative operating cash flow. Operating cash flow may decline in certain circumstances, many of which are beyond our control. We might not generate sufficient revenues in the near future. Because we continue to incur such significant future expenditures for research and development, sales and marketing and general and administrative expenses, we may continue to experience negative cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses. An inability to generate positive cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses or raise additional capital on reasonable terms will adversely affect our viability as an operating business.

We may require additional capital to carry out our proposed business plan for the next 12 months if our cash on hand and revenues from the sale of our vehicles are not sufficient to cover our cash requirements.

If our cash on hand, revenue from the sale of our vehicles, if any, and cash received upon the exercise of outstanding warrants, if any are exercised, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or registered offerings and/or debt instruments. If we are unsuccessful in raising enough funds through such capital-raising efforts we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, may not be available on terms that are acceptable to us.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

Terms of future financings may adversely impact your investment.

We may have to engage in common equity, debt or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.

Our future growth depends upon consumers’ willingness to adopt three-wheeled single-seat electric vehicles.

Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of, any reduced demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for three-wheeled, single seat electric vehicles does not develop as we expect, or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

•	perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•	perceptions about vehicle safety in general and, in particular, safety issues that may be attributed to the use of advanced technology, including vehicle electronics and braking systems;

•	the limited range over which electric vehicles may be driven on a single battery charge;

•	the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

•	concerns about electric grid capacity and reliability, which could derail our efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

•	the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

•	improvements in the fuel economy of the internal combustion engine;

•	the availability of service for electric vehicles;

•	the environmental consciousness of consumers;

•	volatility in the cost of oil and gasoline;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.

The range of our electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our vehicles.

The range of our electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle as well as the frequency with which they charge the battery of their vehicle can result in additional deterioration of the battery’s ability to hold a charge. We currently expect our battery pack will retain approximately 70% of its ability to hold its initial charge after five years or 45,000 miles, whichever comes first. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology and, in particular, battery cell technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles. For example, we do not manufacture battery cells which makes us depend upon other suppliers of battery cell technology for our battery packs.

If we are unable to design, develop, market and sell new electric vehicles and services that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new electric vehicles and services, address new market segments or develop a significantly broader customer base. To date, we have focused our business on the sale of the SOLO, a three-wheeled, single seat electric vehicle, and have targeted mainly urban residents of modest means and fleets. We will need to address additional markets and expand our customer demographic to further grow our business. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

Demand in the vehicle industry is highly volatile.

Volatility of demand in the vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer, we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.

We depend on a third-party for our near-term manufacturing needs.

In October 2017, we entered into a Manufacturing Agreement with Zongshen, a wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd., an affiliate of Zongshen Power Machinery Co., Ltd., located in Chongqing, China, which has now been amended on June 23, 2021. The delivery of SOLO vehicles to our future customers and the revenue derived therefrom depends on Zongshen’s ability to fulfil its obligations under that Manufacturing Agreement. Zongshen’s ability to fulfil its obligations is outside of our control and depends on a variety of factors, including Zongshen’s operations, Zongshen’s financial condition and geopolitical and economic risks that could affect China. Our Manufacturing Agreement with Zongshen provides that non-performance by either us or Zongshen shall be excused to the extent that such performance is rendered impossible by strike, fire, flood, earthquake or governmental acts, orders or restrictions; provided that either we or Zongshen, as applicable, use commercially reasonable efforts to mitigate the impact of such non-performance. Notwithstanding any such efforts, any such non-performance by either us or Zongshen shall be cause for termination of the Manufacturing Agreement by the other party if the non-performance continues for more than six months. The novel coronavirus (COVID-19) pandemic or measures taken by the Chinese government relating thereto may result in non-performance by Zongshen under our Manufacturing Agreement. If Zongshen is unable to fulfil its obligations or is only able to partially fulfil its obligations under our existing Manufacturing Agreement with them, or if Zongshen either voluntarily or is forced to terminate our agreement with them, either as a result of the coronavirus outbreak, the Chinese government’s measures relating thereto, or otherwise, we will not be able to produce or sell our SOLO vehicle in the volumes anticipated and on the timetable that we anticipate, if at all.

The Chinese government exerts substantial influence over the manner in which Chinese companies conduct their business activities. China is experiencing substantial problems with environmental pollution and energy consumption. Efforts by the Chinese government to control pollution and energy consumption are making it harder for Chinese factories to operate. Our Chinese manufacturers are subject to multiple laws governing environmental protection, as well as standards set by the relevant governmental authorities. It is possible that Chinese national, provincial and local governmental agencies will adopt stricter environmental and consumption controls. There can be no assurance that future changes in Chinese laws and regulations will not impose costly compliance requirements on our Chinese manufacturers or otherwise adversely affect their business activities, which in turn could increase the costs associated with operating our business or otherwise adversely affect our financial condition and operating results.

The impact of the novel coronavirus (COVID-19) pandemic on the global economy and our operations remains uncertain, which could have a material adverse impact on our business, results of operations and financial condition and on the market price of our common shares.

In December 2019, a strain of novel coronavirus (now commonly known as COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread rapidly throughout many countries and, on March 11, 2020, the World Health Organization declared COVID-19 to be a pandemic. In an effort to contain and mitigate the spread of COVID-19, many countries, including the United States, Canada and China, have imposed unprecedented restrictions on travel, and there have been business closures and a substantial reduction in economic activity in countries that have had significant outbreaks of COVID-19. Although our manufacturing partner, Zongshen, reports that its operations have not been materially affected at this point, significant uncertainty remains as to the potential impact of the COVID-19 pandemic on our and Zongshen’s operations (including, without limitation, staffing levels), supply chains for parts and sales channels for our products, and on the global economy as a whole.

During March 2022, some of our suppliers had suspended production due to recent COVID-19 outbreaks and lockdowns in Shanghai, China, which would delay our current SOLO production plans for the 3rd quarter of this year. Zongshen anticipates to catch up production in the following months to meet our annual production plan.

It is currently not possible to predict how long the pandemic will last or the time that it will take for economic activity to return to prior levels. The COVID-19 pandemic has resulted in significant financial market volatility and uncertainty in recent months. A continuation or worsening of the levels of market disruption and volatility seen in the recent past could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the market price of our common shares.

We do not currently have all arrangements in place that are required to allow us to fully execute our business plan.

To sell our vehicles as envisioned we will need to enter into certain additional agreements and arrangements that are not currently in place. These include entering into agreements with distributors, arranging for the transportation of the commercially-produced SOLOs to be delivered pursuant to our Manufacturing Agreement with Zongshen and obtaining battery and other essential supplies in the quantities that we require. If we are unable to enter into such agreements, or are only able to do so on terms that are unfavorable to us, we may not be able to fully carry out our business plans.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success depends on the efforts, abilities and continued service of Kevin Pavlov, our Chief Executive Officer, Bal Bhullar, our Chief Financial Officer, Joseph Mitchell, our Chief Operating Officer, Kim Brink, our Chief Revenue Officer and Isaac Moss, our Chief Administrative Officer and Corporate Secretary. A number of these key employees and consultants have significant experience in the automobile manufacturing and technology industries. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire suitable replacements. We have obtained “key person” insurance on certain key personnel.

Since we have little experience in mass-producing electric vehicles, any delays or difficulties in transitioning from producing custom vehicles to mass-producing vehicles may have a material adverse effect on our business, prospects and operating results.

Our management team has experience in producing custom designed vehicles and is now switching focus to mass producing electric vehicles in a rapidly evolving and competitive market. If we are unable to implement our business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, then our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.

We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our Company and its operating results.

Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.

All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have the SOLO, the Tofino or any future model EV satisfy motor vehicle standards would have a material adverse effect on our business and operating results.

If we are unable to reduce and adequately control the costs associated with operating our business, including costs associated with manufacturing, sales, materials, transportation and logistics, our business, financial condition, operating results and prospects will suffer.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling, transporting, distributing and servicing our electric vehicles relative to their selling prices, or if we experience significant increases in these costs and are unable to raise our prices to offset such increases, our operating results, gross margins, business and prospects could be materially and adversely impacted. Further, since our preorder vehicles are at fixed sales prices, if we experience significant increases in costs associated with operating our business, our profitability from these pre-order vehicles may be negatively impacted absent the flexibility to increase such sales prices.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing, we currently have a very limited frame of reference by which to evaluate the performance of our SOLO in the hands of our customers and currently have no frame of reference by which to evaluate the performance of our vehicles after several years of customer driving. With the e-Roadster, we are in the prototype phase, and with the Tofino, we are still in early design development phase, whereby the similar evaluations are further behind.

We have very limited experience servicing our vehicles. If we are unable to address the service and warranty requirements of our future customers our business will be materially and adversely affected.

If we are unable to successfully address the service requirements of our future customers our business and prospects will be materially and adversely affected. In addition, we anticipate the level and quality of the service we will provide our customers will have a direct impact on the success of our future vehicles. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired.

We have very limited experience servicing our vehicles. We have begun production of the SOLO vehicles and began deliveries during the last quarter of 2021. The total number of production SOLOs that we have produced as at March 31, 2022 is 461. The total number of SOLOs that we have produced as pre-production as of March 31, 2022 is 124 (64 from Canada and 60 from Zongshen). Throughout its history, our subsidiary, InterMeccanica, has produced approximately 2,500 cars, which include providing after sales support and servicing. We only have limited experience servicing the SOLO as a limited number of SOLOs have been produced. Servicing electric vehicles on a mass scale is different than servicing electric vehicles and vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques on a mass scale. On October 14, 2021, we announced our strategic agreement with Robert Bosch LLC (“Bosch”) to establish a service network of independent automobile repair shops approved by Bosch (the “Bosch Car Service Network”). The Bosch Car Service Network will support service and maintenance operations for ElectraMeccanica’s flagship SOLO EV beginning with commercial launch locations throughout the western United States and then expanding throughout the rest of the United States.

In addition, we offer a limited warranty for three years or 36,000 miles for the SOLO and limited warranty up to five years or 45,000 miles for the battery. For additional information on the warranty information please visit https://www.electrameccanica.com/warranty/.

We may not succeed in establishing, maintaining and strengthening the ElectraMeccanica brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects heavily depend on our ability to develop, maintain and strengthen the ElectraMeccanica brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality electric cars and maintenance and repair services, and we have very limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the ElectraMeccanica brand will also depend heavily on the success of our marketing efforts. To date we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, carbon fiber and non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our vehicles. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased electric vehicle prices. We might not be able to recoup increasing costs of raw materials by increasing vehicle prices. We have also already announced an estimated price for the base model of our SOLO and the Tofino. However, any attempts to increase the announced or expected prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of SOLO, e-Roadster and Tofino reservations and could materially adversely affect our brand, image, business, prospects and operating results.

We rely upon independent third-party transportation providers for our vehicle shipments and are subject to increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for our vehicle shipments. Our utilization of these delivery services for shipments is subject to risks which may impact a shipping company's ability to provide delivery services that adequately meet our shipping needs, including risks related to employee strikes, labor and capacity constraints, and inclement weather. In addition, we are subject to increased shipping costs when fuel prices increase and due to other economic factors affecting supply and demand within the transportation industry. If we change the shipping companies we use, we could face logistical difficulties that could adversely affect deliveries, and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from our current independent third-party transportation providers which, in turn, would increase our costs and may impact our overall profitability.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives that are offered to purchasers of EVs or persons installing home charging stations, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future in connection with the planned production of our vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

●	training new personnel;

●	forecasting production and revenue;

●	controlling expenses and investments in anticipation of expanded operations;

●	establishing or expanding design, manufacturing, sales and service facilities;

●	implementing and enhancing administrative infrastructure, systems and processes;

●	addressing new markets; and

●	establishing international operations.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians, for our electric vehicles. Competition for individuals with experience in designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We have a Manufacturing Agreement with Zongshen to produce SOLO vehicles. Zongshen’s workforce is not currently unionized, though they may become so in the future or industrial stoppages could occur in the absence of a union. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, or that of Zongshen or our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. Additionally, if we expand our business to include full in-house manufacturing of our vehicles, our employees might join or form a labor union and we may be required to become a union signatory.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We plan to maintain product liability insurance for all our vehicles on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage or outside of our coverage may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we are the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the United States.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do things that include one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign our vehicles or other goods or services to avoid infringing the third-party intellectual property; or

●	establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and some of our executive officers and a large number of our directors reside outside the United States.

We are organized pursuant to the laws of the Province of British Columbia under the Business Corporations Act (British Columbia). Two of our five executive officers, our auditor and four of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and any experts named in this Quarterly Report who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts. As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.

We are vulnerable to an ongoing trade dispute between the United States and China

The existing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. In June 2018, the previous U.S. administration imposed tariffs on $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion on goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the west coast of North America. If a trade war were to escalate, or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.

Recently, U.S. Customs and Border Protection ruled that the SOLO has a classification under the Harmonized Tariff Schedule of the United States that applies to passenger vehicles for less than 10 people with only electric motors. The total applicable duty for this classification was recently raised to 27.5% (2.5% is a “most-favored-nation” tariff for this classification and 25% derives from this classification being on the China 301 List 1). We envision that the suggested retail purchase price for our SOLO will be US$18,500. As the landscape for tariffs involving imports to the United States from the PRC has been changing over the past year and may change again, we have not determined how to adjust the purchase price in the United States in response to the recent tariff increase.

On January 15, 2020, the United States and the PRC signed the Phase 1 Trade Agreement which came into force on February 14, 2020. Notwithstanding the coming into force of the Phase 1 Trade Agreement, the United States will maintain its tariffs on cars built in China and shipped to the United States.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us.

The legal system in the PRC is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various production services in the PRC. Zongshen, our manufacturing partner, is subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights or Zongshen may have to resort to administrative and court proceedings to fulfill its obligations under the Manufacturing Agreement. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we or Zongshen may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China, could materially and adversely affect our business and impede our ability to continue our operations.

Risks Related to Our Common Shares

Our executive officers and directors beneficially own approximately 10.42% of our common shares.

As of August 4, 2022, our executive officers and directors beneficially owned, in the aggregate, approximately 10.42% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to warrants, stock options, RSUs and DSUs which have vested. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our Company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.

The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of common shares and the issuance of preferred shares. Our Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and designate the rights of the preferred shares, which may include voting, dividend, distribution or other rights that are preferential to those held by the common shareholders. The issuance of any such common or preferred shares may result in a reduction of the book value or market price, if one exists at the time, of our outstanding common shares. Given our lack of revenues, we will likely have to issue additional equity securities to obtain working capital we require for the next 12 months. Our efforts to fund our intended business plans will therefore result in dilution to our existing shareholders. If we do issue any such additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares your proportionate ownership interest and voting power could be decreased. Furthermore, any such issuances could result in a change of control or a reduction in the market price for our common shares.

Additionally, we had 12,486,100 options and 6,469,254 warrants outstanding as of August 4, 2022. The exercise price of some of these options and warrants is below our current market price, and you could purchase shares in the market at a price in excess of the exercise price of our outstanding warrants or options. If the holders of these options and warrants elect to exercise them, your ownership position will be diluted and the per share value of the common shares you have or acquire could be diluted as well. As a result, the market value of our common shares could significantly decrease as well.

Issuances of our preferred stock may adversely affect the rights of the holders of our common shares and reduce the value of our common shares.

Our Notice of Articles authorize the issuance of an unlimited number of shares of preferred stock. Our Board of Directors has the authority to create one or more series of preferred stock and, without shareholder approval, issue shares of preferred stock with rights superior to the rights of the holders of common shares. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holder of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently have no plans to create any series of preferred stock and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common shares and reduce the value of our common shares.

The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our common shares began trading on the Nasdaq Capital Market in August 2018, and before that it had been trading on the OTCQB in September 2017. The historical volume of trading has been low (within the past year, the fewest number of our shares that were traded on the Nasdaq Capital Market was 28,706 shares daily), and the share price has fluctuated significantly (since trading began on the Nasdaq Capital Market our closing price has been as low as US$0.91 and as high as US$10.81). The share price for our common shares could decline due to the impact of any of the following factors:

●	sales or potential sales of substantial amounts of our common shares;

●	announcements about us or about our competitors;

●	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

●	conditions in the automobile industry;

●	governmental regulation and legislation;

●	variations in our anticipated or actual operating results;

●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

●	change in general economic trends; and

●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for automobile companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares regardless of our actual operating performance.

We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.

FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.

Financial Industry Regulation Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our common shares, have an adverse effect on the market for our common shares and, thereby, depress their market prices.

Our common shares have been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your common shares to raise money or otherwise desire to liquidate your shares.

From October 2017 until August 2018, our common shares were quoted on the OTCQB where they were “thinly-traded”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time was relatively small or non-existent. Since we listed on the Nasdaq Capital Market in August 2018, the volume of our common shares traded has increased, but that volume could decrease until we are thinly-traded again. That could occur due to a number of factors, including that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our common shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our common shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common shares may not develop or be sustained.

Volatility in our common shares or warrant price may subject us to securities litigation.

The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share or warrant prices may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are able to use the forms and rules designated for foreign private issuers within the meaning of the rules under the Exchange Act until January 1, 2023, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receive from U.S. reporting companies.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.

We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”

We incur significant legal, accounting and other expenses as a public company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company”, as defined in the JOBS Act, and will remain an emerging growth company until the earlier of : (1) the last day of the fiscal year (a) following May 23, 2022, (b) in which we have total annual gross revenue of at least US$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th; and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. Assuming full exercise of all of the 4,501,268 Warrants covered by this prospectus at US$4.25 per share, we will receive gross proceeds of approximately US$19,130,389. The actual exercise of any of the Warrants, however, is beyond our control and depends on a number of factors, including the market price of our common stock. We cannot assure you that all, or even any, of the Warrants will be exercised.

While we have no specific plan for the proceeds, we expect to use the net proceeds from the exercise, if any, of the Warrants described in this prospectus to further develop our products, for working capital, and for general corporate purposes.

MARKET PRICE AND TRADING HISTORY

The common shares have been listed on the Nasdaq Capital Market under the symbol “SOLO” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” since September 2017.

The following tables sets forth, for the periods indicated, the high and low trading prices of our common shares as reported on the Nasdaq Capital Market and OTCQB prior to the filing of this prospectus.

Common Shares (symbol: “SOLO”)

	OTCQB (U.S. Dollars)		NASDAQ (U.S. Dollars)
Period	High	Low	High	Low
Quarter ended
September 30, 2017	8.00	1.50
December 31, 2017	15.00	10.00
March 31, 2018	10.70	9.00
June 30, 2018	9.88	4.25
September 30, 2018 (1)			6.25	2.27
December 31, 2018			7.48	0.9
March 31, 2019			6.74	1.05
June 30, 2019			3.93	2.41
September 30, 2019			3.25	2.01
December 31, 2019			2.73	1.60
March 31, 2020			2.58	0.89
June 30, 2020			2.60	0.93
September 30, 2020			5.46	2.05
December 31, 2020			11.46	2.40
March 31, 2021			9.74	4.24
June 30, 2021			5.30	2.97
September 30, 2021			4.32	3.18
December 31, 2021			4.10	2.21
March 31, 2022			2.53	1.64
June 30, 2022			2.25	1.22
Last Nine Months
September 2021			3.94	3.18
October 2021			3.81	3.18
November 2021			4.10	2.85
December 2021			3.04	2.21
January 2022			2.53	1.75
February 2022			2.29	1.66
March 2022			2.44	1.64
April 2022			2.25	1.70
May 2022			1.93	1.26
June 2022			1.69	1.22

Note

(1)	From July 1, 2018 through August 7, 2018, the common shares traded on the OTCQB. The trading history from that period has been included in this quarterly information as if such trading had occurred on the Nasdaq Capital Market.

DIVIDEND POLICY

To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.

DILUTION

Our net tangible book value as of March 31, 2022 was approximately US$225,719,961, or approximately US$1.90 per common share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of outstanding shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock upon the exercise of the Warrants and the net tangible book value per share of common stock immediately after the exercise of the Warrants.

If all of the 4,501,268 Warrants covered by this Prospectus had been exercised on or before March 31, 2022 at an exercise price of US$4.25, our pro forma net tangible book value as of March 31, 2022 would have been approximately US$244,850,350 or US$1.99 per share. This represents an immediate increase in net tangible book value of US$0.09 per share to existing stockholders and an immediate dilution in net tangible book value of US$2.26 per share to shares underlying the Warrants.

The shares outstanding as of March 31, 2022 used to calculate the information in this section exclude:

•	11,151,488 shares issuable upon the exercise of stock options outstanding on March 31, 2022; and

•	7,158,021 shares issuable upon the exercise of warrants outstanding on March 31, 2022.

CURRENCY AND EXCHANGE RATES

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.

The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements, pro forma financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.

	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
December 31, 2020	$1.2753	$1.3422	$1.4539	$1.2715
December 31, 2021	$1.2777	$1.2533	$1.2941	$1.2031
Last Six Months
January 2022	$1.2694	$1.2622	$1.2757	$1.2462
February 2022	$1.2662	$1.2711	$1.2840	$1.2647
March 2022	$1.2482	$1.2660	$1.2806	$1.2482
April 2022	$1.2802	$1.2628	$1.2831	$1.2452
May 2022	$1.2639	$1.2859	$1.3055	$1.2639
June 2022	$1.2871	$1.2804	$1.3054	$1.2524

DESCRIPTION OF SHARE CAPITAL

Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of March 31, 2022, the date of the most recent unaudited interim balance sheet included in our financial statements, there were 118,611,496 common shares issued and outstanding, 18,925,850 common shares issuable upon exercise of outstanding stock options and warrants and upon settlement of deferred share units and restricted share units. As of August 4, 2022, there were 118,888,108 common shares issued and outstanding and 18,955,354 common shares issuable upon exercise of outstanding stock options and warrants and settlement of deferred share units and restricted share units.

The holders of our common shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of our common share to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act (British Columbia).

Preferred Shares

We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up. We do not have any preferred shares outstanding as of the date of this prospectus.

Transfer Agent

Our stock transfer agent and warrant agent for our securities is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York, New York, U.S.A., 11598, and its telephone number is (212) 828-8436.

LIMITATIONS ON RIGHTS OF NON-CANADIANS

We are incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Information For United States Residents” below.

There is no limitation imposed by Canadian law or by the charter or other constituent documents of our Company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-Canadians, along with other requirements under that legislation.

The following discussion summarizes the principal features of the Investment Act for a “non-Canadian” (as defined under the Investment Act) who proposes to acquire common shares of our Company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.

The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development Canada (the “Minister”) is satisfied that the investment is likely to be of net benefit to Canada.

A non-Canadian would acquire control of our Company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our Company.

Further, the acquisition of less than a majority but one-third or more of the common shares of our Company by a non-Canadian would be presumed to be an acquisition of control of our Company unless it could be established that, on the acquisition, our Company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our Company, subject to the exception for “WTO-investors” that are controlled by persons who are nationals or permanent residents of World Trade Organization (“WTO”) member nations, a proposed investment generally would be reviewable where the value of the acquired assets is CAD$5 million or more.

For a proposed indirect acquisition by an investor other than a so-called WTO investor that would result in an acquisition of control of our Company through the acquisition of a non-Canadian parent entity, the investment generally would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is CAD$50 million or more.

In the case of a direct acquisition by a “WTO investor”, the threshold is significantly higher. An investment in common shares of our Company by a WTO investor that is not a state-owned enterprise would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. For 2022, this amount is CAD$1.141 billion (unless the investor is controlled by persons who are nationals or permanent residents of countries that are party to one of a list of certain free trade agreements, in which case the amount is CAD$1.711 billion for 2022); each January 1, both thresholds are adjusted by a GDP (Gross Domestic Product) based index.

The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.

In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act.

Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our Company are exempt from the Investment Act, including:

(a)	the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

(b)	the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, if the acquisition is subject to approval under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

(c)	the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

MATERIAL INCOME TAX INFORMATION

Certain Canadian Federal Income Tax Considerations for United States Residents

The following is a summary of certain Canadian federal income tax considerations generally applicable to the holding and disposition of our common shares acquired by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”) (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with us and the Agents, and is not affiliated with us or the Agents, (iii) holds our common shares as capital property, (iv) does not use or hold the common shares in the course of carrying on a business in Canada, or otherwise in connection with a business carried on or deemed to be carried on in Canada, and (v) is not a “registered non-resident insurer”, an “authorized foreign bank” (each as defined in the Tax Act), or other holder of special status or in special circumstances, and (b) for the purposes of the Canada-U.S. Tax Convention (the “Tax Treaty”), is a resident of the United States, has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and who qualifies in all respects for the full benefits of the Tax Treaty. Holders who meet all of the criteria in clauses (a) and (b) above are referred to herein as “U.S. Holders”, and this summary only addresses such U.S. Holders.

This summary does not deal with special situations, such as the particular circumstances of traders or dealers, tax exempt entities, partnerships, insurers or financial institutions, or other holders of special status or in special circumstances. Such holders, and all other holders who do not meet the criteria in clauses (a) and (b) above, should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder in force at the date hereof  (“Regulations”), the current provisions of the Tax Treaty, and our understanding of the administrative and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof  (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed. However, such Proposed Amendments might not be enacted in the form proposed, or at all, and no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada, any or all of which may differ significantly from those discussed in this summary.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our common shares must be expressed in Canadian dollars. Amounts denominated in United States currency generally must be converted into Canadian dollars using the rate of exchange that is acceptable to the Canada Revenue Agency.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder, and no representation with respect to the Canadian federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, all prospective purchasers (including U.S. Holders as defined above) should consult with their own tax advisors for advice with respect to their own particular circumstances.

Withholding Tax on Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends on our common shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Tax Treaty, the rate of Canadian withholding tax on dividends paid or credited by us to a U.S. Holder that beneficially owns such dividends and substantiates eligibility for the benefits of the Tax Treaty is generally 15% (unless the beneficial owner is a company that owns at least 10% of our voting stock at that time, in which case the rate of Canadian withholding tax is generally reduced to 5%).

Disposition of Common Shares

A U.S. Holder will not be subject to tax under the Tax Act on a capital gain realized on a disposition or deemed disposition of our common shares, unless the common shares are “taxable Canadian property” to the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Tax Treaty.

Provided the common shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes Nasdaq) at the time of disposition, the common shares generally will not constitute “taxable Canadian property” of a U.S. Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions are met: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at arm’s length, partnerships in which the U.S. Holder or such non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of our company; and (ii) more than 50% of the fair market value of the shares of the company was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing (whether or not the property exists). Notwithstanding the foregoing, in certain other circumstances set out in the Tax Act, common shares could also be deemed to be “taxable Canadian property”.

U.S. Holders who may hold common shares as “taxable Canadian property” should consult their own tax advisors with respect to the application of Canadian capital gains taxation, any potential relief under the Tax Treaty, and compliance procedures under the Tax Act, none of which is described in this summary.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus supplement.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this offering that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are required to accelerate the recognition of any item of gross income with respect to common shares as a result of such income being recognized on an applicable financial statement; or (i) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

Ownership and Disposition of Common Shares

The following discussion is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company Rules.”

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of our current or accumulated “earnings and profits”, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of the common shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such common shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” (“PFIC”) for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares. We believe that we were not a PFIC for the prior tax year, and based on current business plans and financial expectations, we expect that we should not be a PFIC for the current tax year and expect that we should not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that we have never been and will not become a PFIC for any tax year during which U.S. Holders hold common shares.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, after the application of certain “look-through” rules with respect to subsidiaries in which we hold at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of our gross income for such tax year is passive income (the “income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income (the “asset test”), based on the quarterly average of the fair market value of such assets. “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If we were a PFIC in any tax year during which a U.S. Holder held common shares, such holder generally would be subject to special rules with respect to “excess distributions” made by us on the common shares and with respect to gain from the disposition of common shares. An “excess distribution” generally is defined as the excess of distributions with respect to the common shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from us during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the common shares. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the common shares ratably over its holding period for the common shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the “QEF Election” under Section 1295 of the Code and the “Mark-to-Market Election” under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner.

U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements or make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to us or any subsidiary that also is classified as a PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding tax, at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Warrants, the shares of common stock will be distributed to those Warrant holders who surrender their Warrant certificate with their subscription form, together with the payment of the exercise price, to our warrant agent, VStock Transfer, LLC.

LEGAL MATTERS

McMillan LLP is acting as counsel to our Company regarding Canadian and U.S. securities law matters. The current address of McMillan LLP is Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N5.

EXPERTS

The consolidated financial statements of Electrameccanica Vehicles Corp. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference into this prospectus and registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting. KPMG LLP has offices at 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K3.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 22, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 23, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on March 30, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 5, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on April 8, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 11, 2022;

•	the March 31 Quarterly Report;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on May 13, 2022;

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on June 21, 2022; and

•	our Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on August 2, 2022.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary, at 8057 North Fraser Way, Burnaby, British Columbia, Canada, V5J 5M8 or by calling 1-604-428-7656.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act (No. 333-222814) with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as amended, and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement, amendments thereto and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

As an issuer eligible to rely upon the forms and rules designated for foreign private issuers until January 1, 2023, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Up to 4,501,268 Common Shares

Upon Exercise of Warrants

ELECTRAMECCANICA VEHICLES CORP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act (British Columbia) (the “Business Corporations Act”) note below), to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act.

According to the Business Corporations Act, for the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who:

(a)	is or was a director or officer of the Company; and

(b)	is or was a director or officer of another corporation:

(i)	at a time when the corporation is or was an affiliate of the Company; or

(ii)	at the request of the Company; or

(c)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and include/es, except in the definition of  “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the Business Corporations Act, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of our Articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; and

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(a)	indemnify the eligible party in respect of the proceeding; or

(b)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act or our Articles, on the application of the Company or an eligible party, the British Columbia Supreme Court may do one or more of the following:

(a)	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)	make any other order the court considers appropriate.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

In the three years prior to the date of the filing of this registration statement, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

We completed a 2-for-1 reverse stock split on May 15, 2018. All share and per share information in this Item 7 has been adjusted to reflect this reverse stock split.

On January 5, 2018, we completed a private placement of 500,000 common shares at a price of CAD$1.70 per share for gross proceeds of CAD$850,000. We incurred share issue costs of CAD$85,000 relating to this private placement.

On January 6, 2018, we issued 417,500 options to purchase common shares exercisable at US$9.60.

On January 22, 2018, we completed a private placement of 200,000 units at a price of US$8.40 per unit for gross proceeds of US$1,680,000 (CAD$2,083,200). Each unit consisted of one common share and one non-transferable common share purchase warrant with each warrant entitling the subscriber to acquire one additional share at a price of US$16.80 per warrant share until January 22, 2021.

On January 29, 2018, we completed a private placement of 57,137 units, with each unit consisting of a common share and a warrant to purchase a common share, at a price of CAD$10.36 per unit for gross proceeds of  CAD$591,941. On January 29, 2018, we issued 9,142 common shares at a price of CAD$10.36 per share for third party finder’s fees relating to this private placement. Additionally, we paid third-party finder’s fees of CAD$35,516 relating to this private placement.

On February 19, 2018, we issued 6,198 common shares pursuant the exercise of stock options at CAD$2.00 per share for proceeds of CAD$12,395.

On May 5, 2018, we granted options to purchase 75,000 of our common shares at CAD$9.00 to each of Steven Sanders and Luisa Ingargiola in exchange for their services as directors of our Company. The options vest in equal quarters every three months with the first quarter vesting on the date the options were granted.

On May 23, 2018, we issued 75,000 common shares to a consultant as part of the consulting agreement.

On May 25, 2018, we issued 33,436 units to four non-U.S. persons at US$8.00 per unit with each unit representing one common share and a warrant to purchase a common share at US$16.00 for gross proceeds of US$267,488.

On June 5, 2018, we completed a private placement of 59,325 units at a price of US$5.90 per units for gross proceeds of US$350,122. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of CAD$12.00.

On June 13, 2018, we completed a private placement of 257,390 units at a price of US$5.90 for gross proceeds of US$1,518,620. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of CAD$12.00.

On June 25, 2018, we completed a private placement of 74,254 units at a price of US$5.90 per units for gross proceeds of US$438,100. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of CAD$12.00.

On July 18, 2018, we completed a private placement of 150,847 units at a price of US$5.90 per units for gross proceeds of US$890,000. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of CAD$12.00.

On July 20, 2018, we completed a private placement of 54,746 units at a price of US$5.90 per units for gross proceeds of US$323,000. Each unit was comprised of one common share and a warrant to purchase one additional common share at a price of CAD$12.00.

On August 9, 2018, we issued 100,000 common shares to a consultant as part of a consulting agreement.

On August 22, 2018, we issued 37,385 common shares at a price of US$3.63 per common shares to settle debt of US$135,708.

On August 30, 2018, we issued 5,000 common shares pursuant the exercise of warrants at CAD$2.00 per share for proceeds of CAD$10,000.

On September 12, 2018, we issued 25,000 common shares pursuant the exercise of warrants at CAD$0.80 per share for proceeds of CAD$20,000.

On November 4, 2018, we issued 22,000 common shares to consultants as part of their respective consulting agreement.

On November 9, 2018, we issued 4,250,000 warrants to purchase a common share at an exercise price of US$2.56. The issuance was in connection with a placement of 4,250,000 common shares pursuant to a registered direct offering and 4,250,000 warrants to purchase common shares of the Company pursuant to a private placement at a combined offering price of US$2.00 per unit. In connection with these transactions, we issued the placement agents that facilitated the transactions warrants to purchase 212,500 common shares at US$3.20 per share.  These warrants are exercisable six months after issuance and have a term of five years from issuance.

On November 20, 2018, we granted options to purchase 120,000 of our common shares at US$1.53 to Jack Austin in exchange for his services as a director of our Company.

On December 21, 2018, we issued an aggregate of 32,000 common shares to three consultants as part of their consulting agreements with our company.

On January 15, 2019, we issued an aggregate of 32,000 common shares to three consultants as part of their consulting agreements with our Company.

On January 24, 2019, we issued 18,060 common shares to a consultant as part of their consulting agreement with our Company.

On January 31, 2019, we issued 29,950 common shares to settle debt for legal services for CAD$50,000.

On February 14, 2019, we issued 25,000 common shares pursuant to the exercise of warrants at a price of CAD$0.80 per share for gross proceeds of CAD$20,000.

On February 14, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On February 15, 2019, we issued 225,000 common shares pursuant to the exercise of warrants at a price of CAD$0.80 per share for gross proceeds of CAD$180,000.

On February 28, 2019, we issued 62,500 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$125,000.

On February 28, 2019, we issued 25,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$50,000.

On March 2, 2019, we issued 62,500 common shares pursuant to the exercise of warrants at a price of CAD$0.80 per share for gross proceeds of CAD$50,000.

On March 14, 2019, we issued 10,000 common shares to a consultant as a part of their consulting agreement with our Company.

On March 19, 2019, we granted options to purchase 1,193,182 of our common shares at US$3.40 to directors and officers of our Company.

On April 2, 2019, we issued 13,010 common shares to consultants as a part of their consulting agreements with our Company.

On April 2, 2019, we issued an aggregate of 70,023 common shares pursuant to the exercise of warrants at prices ranging from CAD$0.80 to CAD$4.00 per share for aggregate gross proceeds of CAD$145,153.

On May 15, 2019, we issued 25,010 common shares to consultants as a part of their consulting agreements with our Company.

On June 12, 2019 we issued 21,880 common shares pursuant to the exercise of stock options by an employee at an exercise price of CAD$0.80 per share for gross proceeds of CAD$17,504.

On June 14, 2019 we issued 21,880 common shares pursuant to the exercise of stock options by an employee at an exercise price of CAD$0.80 per share for gross proceeds of CAD$17,504.

On June 17, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On June 24, 2019, we issued options to purchase 700,000 of our common shares at US$2.62 to Paul Rivera in exchange for his services as an executive officer of our Company.

On July 17, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On August 4, 2019, we granted options to purchase 1,250,000 of our common shares at US$2.45 to Jerry Kroll, a director of our Company.

On August 20, 2019, we cancelled 10,000 common shares of the Company that were issued in error to a consultant.

On October 16, 2019, we granted options to purchase 120,000 of our common shares at US$1.80 to Peter Savagian in exchange for his services as a director of our Company.

On October 16, 2019, we issued 70,817 common shares pursuant to the exercise of stock options by employees and consultants at prices of CAD$0.30 and CAD$0.80 per share for gross proceeds CAD$32,275.

On November 4, 2019, we issued 22,727 common shares pursuant to the exercise of stock options by an employee at a price of CAD$0.30 per share for gross proceeds of CAD$6,818.10.

On December 3, 2019, we issued 3,010 common shares to a consultant as a part of their consulting agreement with our Company.

On December 6, 2019, we granted options to purchase 5,275,000 of our common shares at US$1.91 to directors and officer of our Company.

On June 16, 2020, we issued 187,500 common shares pursuant to the exercise of warrants at a price of CAD$0.80 per share for gross proceeds of CAD$150,000.

On June 25, 2020, we issued 25,000 common shares pursuant to the exercise of stock options by an employee at a price of CAD$0.30 per share for gross proceeds of CAD$7,500.

On July 8, 2020, we issued 37,733 common shares pursuant to the exercise of stock options by a former employee at a prices of CAD$0.80 and CAD$2.00 per share for gross proceeds of CAD$34,556.80.

On July 9, 2020, we issued 48,517 common shares pursuant to the exercise of warrants at prices of CAD$2.00, CAD$4.00 and US$3.20 per share for gross proceeds of CAD$60,000 and deemed gross proceeds of US$91,254.40.

On July 13, 2020, we issued 56,818 common shares pursuant to the exercise of stock options by a former employee at prices of CAD$0.30 and CAD$0.80 per share for gross proceeds of CAD$34,090.90.

On July 15, 2020, we issued 31,250 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$62,500.

On July 17, 2020, we issued 37,500 common shares pursuant to the exercise of stock options by a former director at a prices of CAD$0.30 and CAD$0.80 per share for gross proceeds of CAD$17,500.

On July 20, 2020, we issued 20,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$40,000.

On July 22, 2020, we granted options to purchase 1,390,000 of our common shares at US$3.41 to employees of our Company.

On July 27, 2020, we issued 3,120 common shares pursuant to the exercise of stock options by an employee at a price of CAD$0.80 per share for gross proceeds of CAD$2,496.

On August 4, 2020, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$20,000.

On September 4, 2020, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$20,000.

On September 29, 2020, we issued 20,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$40,000.

On October 5, 2020, we issued 36,250 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$72,500.

On November 2, 2020, we issued 62,500 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$125,000.

On November 16, 2020, we issued 63,212 common shares pursuant to the exercise of warrants at a price of US$3.20 per share for deemed gross proceeds of US$202,278.40.

On November 17, 2020, we issued 2,543 common shares pursuant to the exercise of warrants at a price of US$3.20 per share for deemed gross proceeds of US$8,137.60.

On November 19, 2020, we issued 124,983 common shares pursuant to the exercise of warrants at prices of CAD$4.00, US$3.20 and US$5.31 per share for gross proceeds of CAD$460,000 and deemed gross proceeds of US$45,299.79.

On November 20, 2020, we issued 108,854 common shares pursuant to the exercise of warrants at prices of CAD$2.00, US$3.20 and US$5.31 per share for gross proceeds of CAD$150,000 and deemed gross proceeds of US$179,133.85.

On November 23, 2020, we issued 501,878 common shares pursuant to the exercise of warrants at prices of CAD$2.00, CAD$4.00 and US$5.31 per share for gross proceeds of CAD$1,681,500 and deemed gross proceeds of US$13,954.68.

On November 24, 2020, we issued 7,646 common shares pursuant to the exercise of warrants at a price of US$3.20 per share for deemed gross proceeds of US$24,467.20.

On November 25, 2020, we issued 168,750 common shares pursuant to the exercise of warrants at prices of CAD$2.00 and CAD$4.00 per share for gross proceeds of CAD$617,500.

On November 26, 2020, we issued 20,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$40,000.

On November 27, 2020, we issued 25,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$50,000.

On December 1, 2020, we issued 91,250 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$182,500.

On December 2, 2020, we issued 50,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$200,000.

On December 3, 2020, we issued 62,500 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$125,000.

On December 4, 2020, we issued 43,050 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$172,200.

On December 7, 2020, we issued 10,625 common shares pursuant to the exercise of warrants at prices of CAD$2.00 and CAD$4.00 per share for gross proceeds of CAD$23,750.

On December 8, 2020, we issued 244 common shares pursuant to the exercise of warrants at a price of US$3.20 per share for deemed gross proceeds of US$780.80.

On December 9, 2020, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$40,000.

On December 14, 2020, we issued 12,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$24,000.

On December 15, 2020, we issued 50,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$200,000.

On January 8, 2021, we issued 60 common shares pursuant to the exercise of warrants at prices of US$3.20 and US$5.31 per share for deemed gross proceeds of US$204.66.

On January 12, 2021, we issued 25,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$50,000.

On January 18, 2021, we issued 222,500 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$890,000.

On January 20, 2021, we issued 1,300,619 common shares pursuant to the exercise of warrants at prices of CAD$2.00, CAD$4.00 and US$3.20 for gross proceeds of CAD$2,652,000 and deemed gross proceeds of US$380.80.

On January 21, 2021, we issued 50,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$200,000.

On January 25, 2021, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$40,000.

On January 27, 2021, we issued 75,000 common shares pursuant to the exercise of warrants at a price of CAD$2.00 per share for gross proceeds of CAD$150,000.

On January 28, 2021, we issued 75,050 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$300,200.

On February 2, 2021, we issued 150,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$600,000.

On February 3, 2021, we issued 12,500 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$50,000.

On February 5, 2021, we issued 150,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$600,000.

On February 8, 2021, we issued 49,164 common shares pursuant to the exercise of warrants at prices of CAD$4.00, US$3.20 and US$5.31 for gross proceeds of CAD$195,376 and deemed gross proceeds of US$1,133.72.

On February 11, 2021, we issued 4,750 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$19,000.

On February 24, 2021, we issued 9,500 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$38,000.

On March 8, 2021, we issued 1,156 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$4,624.

On March 10, 2021, we issued 241 common shares pursuant to the exercise of warrants at prices of US$3.20 and US$5.31 for deemed gross proceeds of US$853.49.

On March 19, 2021, we issued 15,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$60,000.

On March 31, 2021, we issued 5,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$20,000.

On May 25, 2021, we issued 12,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$48,000.

On June 7, 2021, we issued 7,500 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$30,000.

On June 16, 2021, we issued 19,274 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$77,096.

On June 21, 2021, we issued 50,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$200,000.

On July 6, 2021, we issued 390,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$1,560,000.

On August 31, 2021, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$40,000.

On October 5, 2021, we issued 5,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$20,000.

On October 28, 2021, we issued 1,400,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$5,600,000.

On November 10, 2021, we issued 10,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$40,000.

On November 12, 2021, we issued 50,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$200,000.

On November 16, 2021, we issued 120,000 common shares pursuant to the exercise of warrants at a price of CAD$4.00 per share for gross proceeds of CAD$480,000.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement

1.1	Form of Underwriting Agreement(5)

3.1	Notice of Articles(1)

3.2	Articles(1)

4.1	Share Certificate — Common Shares(1)

4.2	Form of Warrant Certificate(1)

4.3	Form of Warrant Agreement(3)

4.4	Form of Underwriters’ Warrant(4)

5.1	Opinion of McMillan LLP(6)

10.1	Manufacturing Agreement between Chongqing Zongshen Automobile Co., Ltd. and the Company, dated September 29, 2017(2)+

10.2	Employment Agreement, dated May 17, 2019, by and between EMV Automotive USA Inc. and Michael Paul Rivera (7)

10.3	Amendment Agreement between the Company and Michael Paul Rivera, dated for reference effective on January 1, 2020(8)

10.4	Executive Employment Agreement between the Company and Henry Reisner, dated for reference effective on January 1, 2020 (8)

10.5	Executive Employment Agreement between the Company and Bal Bhullar, dated for reference effective on January 1, 2020 (8)

10.6	Continuing Relationship Agreement between the Company and Jerry Kroll, dated for reference effective on August 16, 2019(8)

10.7	Executive Employment Agreement between the Company and Isaac Moss, dated for reference effective on July 1, 2020(10)

10.8	Further Employment Agreement Amendment between the Company and Michael Paul Rivera, dated August 12, 2020(11)

10.9	Executive Employment Services Agreement between the Company, Electrameccanica USA, Inc. and Kevin Pavlov, dated for reference April 5, 2021(13)

10.11	Executive Employment Services Agreement between the Company, Electrameccanica USA, Inc. and Kim Brink, dated for reference December 24, 2021(13)

14.1	Code of Business Conduct and Ethics(9)

21.1	List of Subsidiaries(13)

23.1	Consent of KPMG LLP, Chartered Professional Accountants*

23.2	Consent of McMillan LLP (contained in exhibit 5.1)

99.1	2020 Stock Incentive Plan(12)

99.2	Audit Committee Charter(9)

99.3	Compensation Committee Charter(9)

99.4	Nominating and Corporate Governance Committee Charter(9)

99.5	Board Mandate(9)

Notes:

*	Filed herewith.
+	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Confidential information has been omitted from the exhibit in places marked “****” and has been filed separately with the SEC.
(1)	Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on October 12, 2016.
(2)	Filed as an exhibit to our annual report on Form 20-F as filed with the SEC on April 19, 2018 and incorporated herein by reference.
(3)	Filed as an exhibit to amendment number 2 to our registration statement on Form F-1 as filed with the SEC on July 3, 2018.
(4)	Filed as an exhibit to amendment number 3 to our Form F-1 as filed with the SEC on July 24, 2018.
(5)	Filed as an exhibit to amendment number 4 to our Form F-1 as filed with the SEC on July 27, 2018.
(6)	Filed as an exhibit to post-effective amendment number 1 to our Form F-1 as filed with the SEC on August 2, 2018.
(7)	Filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K as filed with the SEC on August 8, 2019 and incorporated herein by reference.
(8)	Filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K as filed with the SEC on February 28, 2020 and incorporated herein by reference.
(9)	Filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K as filed with the SEC on April 27, 2020 and incorporated herein by reference.
(10)	Filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K as filed with the SEC on July 13, 2020 and incorporated herein by reference.
(11)	Filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K as filed with the SEC on August 24, 2020 and incorporated herein by reference.
(12)	Filed as an exhibit to our registration statement on Form S-8 as filed with the SEC on October 5, 2020.
(13)	Filed as an exhibit to our annual report on Form 20-F as filed with the SEC on March 22, 2022.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mesa, Arizona on this 4th day of August, 2022.

ELECTRAMECCANICA VEHICLES CORP.
(Registrant)
By:	/s/ Kevin Pavlov
Kevin Pavlov, Chief Executive Officer
(Principal Executive Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Pavlov as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Pavlov	Chief Executive Officer (Principal Executive Officer) and a Director
Kevin Pavlov		August 4, 2022

/s/ Baljinder K. Bhullar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 4, 2022
Baljinder K. Bhullar

/s/ Luisa Ingargiola	Director
Luisa Ingargiola		August 4, 2022

/s/ Steven Sanders	Director
Steven Sanders		August 4, 2022

/s/ Jerry Kroll	Director
Jerry Kroll		August 4, 2022

/s/ Joanne Yan	Director
Joanne Yan		August 4, 2022

/s/ David Shemmans	Director
David Shemmans		August 4, 2022

/s/ Michael Richardson	Director
Michael Richardson		August 4, 2022

/s/ William G. Quigley, III	Director
William G. Quigley, III		August 4, 2022

/s/ Dietmar Ostermann	Director
Dietmar Ostermann		August 4, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 5 to the above-referenced Registration Statement, solely in the capacity of the duly authorized representative of Electrameccanica Vehicles Corp. in the United States, on August 4, 2022.

EMV Automotive USA Inc.

By:	/s/ Kevin Pavlov
Name:	Kevin Pavlov
Title:	President and a Director